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                     EMPLOYMENT AGREEMENT
       Dated for reference the 1st day of February 1999

This EMPLOYMENT AGREEMENT dated as of February 1, 1999 is between Stewart Irvine (hereinafter "Employee") and
WCollect.com Inc. (hereinafter "Employer").

                           WITNESSETH:

	WHEREAS, Employer desires to employ Employee and to be assured of its rights to Employee's services upon the terms and conditions hereinafter set forth; and

	WHEREAS, Employee is willing to accept such employment on the terms and conditions hereinafter set forth;

	NOW, THEREFORE, in consideration of the premises, the covenants and conditions contained herein, the promises made hereby and other good and valuable consideration, the receipt of which is hereby acknowledged, it has been and IT IS HEREBY AGREED AS FOLLOWS:

	1.	Employment.		Employer hereby employs Employee
as CEO.

		Subject to the terms of this Agreement, Employee hereby agrees to serve Employer, and the Employer hereby agrees to serve Employee, in this capacity for a five (5) year period commencing on February 1, 1999. This agreement is automatically renewable for periods of two (2) years unless terminated by either party upon (90) day prior written notice.

2.	Acceptance of the Employment and Extent and Place of
Service. The Employee's full time, attention and energies, during regular and customary business hours, or as otherwise directed by the Board of Directors of Employers, shall be devoted to the business of Employer (including its subsidiaries and affiliates), and Employee shall assume and perform such responsibilities and duties as are associated with the position described in Paragraph 1 of this Agreement.

3.	Working Facilities.	Employee shall be furnished with
appropriate facilities and services adequate for the performance of Employee's duties.

4.	Compensation.	As compensation for the services to
Employer during the Employment Term, in whatever capacity rendered, Employee following the commencement of the Employment Term, shall receive a salary of $10,000 USD per month during the initial funding stage, not to exceed ninety
(90) days. After completion of the initial funding stage Employee shall receive salary of $175,000 USD per year.

The Employee shall also be entitled to receive an incentive bonus computed according to the following formula:

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      Annual Company Revenues          Bonus Payable
      From Operations                  to Employee

      $  1,000,000 to $  3,000,000     $  25,000USD
      $  3,000,000 to $  5,000,000     $  75,000USD
      $  5,000,000 to $ 10,000,000     $ 125,500USD
         Over $10,501,000              $ 250,000USD

The term "annual Company Revenues" shall mean the combined gross revenues of the Employer (net of returns, allowances and discounts) as shown in the Employer's audited financial statements.

The Employee shall also be granted options to purchase shares of the Company's Common Stock.

The Employee shall be entitled to receive additional stock options, stock bonuses and similar forms of compensation to the extent such compensation is approved by the Employer's Board of Directors. Nothing herein however shall preclude the payment of cash bonuses if such bonuses are approved by the Employer's Board of Directors.

Once the company is operating profitably, compensation to the Employee shall be determined by industry standards subject to Board of Director approval.

5.	Employee Benefits.	  During the Employment Term,
Employee shall be entitled to four weeks of paid vacation and the right to participate, subject to qualification requirements, in any life insurance, group insurance, hospitalization , profit sharing, pensions or thrift plan presently in effect, or hereinafter instituted by Employer, and applicable to its officers and employees generally.

6.	Expenses. 	During the Employment Term, Employer
will reimburse Employee for expenses reasonably incurred by Employee which is payable upon receipt unless other arrangements are specified at the time of expenditures in connection with the performance of Employee's services hereunder.

7.	Disclosure of Information.    Employee acknowledges
that from time to time during the Employment term, Employee will come into possession of certain information regarding Employer, and its scientific and intellectual property, including, but not limited to, chemical information, copywritable brochures, customer lists, price books, mechanical drawings, research and development data and other information considered confidential. Employee will not, during or after the Employment Term disclose, except to other employees of Employer and its Board of Directors, without authorization of the Board of Directors, all or any portion of such information to any person, firm, corporation, association or other entity. In the event of a threatened breach of the provisions

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of this paragraph, Employer shall be entitled to an
injunction restraining Employee from making any such disclosure. If Employee breaches the provisions of this paragraph during the Employment Term, such action shall be grounds for termination of this Agreement as hereinafter provided.

If Employee retains in any manner or form any of the information specified hereinafter after the termination of this Agreement for whatever reason or Employee discloses all of or any portion of such specified information, all Employer's obligations, if any, hereunder shall be deemed to be completely fulfilled.

Nothing herein shall be construed as prohibiting Employer from pursuing any other remedies available to Employer for such breach or threatened breach, including the recovery of damages from Employee.

8.	Inventions, Patent Rights and Copyrights.  All
inventions made by the Employee during the employment term, which inventions apply to the Employer's business, will be assigned to the Employer. In the event any of such inventions are of a patentable nature, Employee agrees to apply for a patent on the invention and assign any patent rights relating to the invention to the Employer. The Employer will bear the costs of any patent applications pursued by the Employee.

Employee understands that the Employee's duties may involve writing or drafting various documents, brochures or publications for the Employer. Employee hereby assigns any and all rights to such documents, brochures or publications to Employer, together with the right to secure copyright therefore and all extensions and renewals of copyright throughout the entire world. Employer shall have the right to make any and all versions, omissions, additions, changes, specifications and adaptations, in whole or in part, with respect to such documents, brochures or publications.

9.	Engaging in a Competing Business.  Except as
otherwise expressly consented to in writing by Employer, Employee agrees that during the Employment Term and for a one
(1) year period thereafter, Employee will not, directly or indirectly, own, manage, operate, control, join, or participate in the ownership, management, operation or control of, or be employed by, or be connected with, any business which is in competition with the business of Employer.
Nothing herein contained shall prevent Employee, upon termination of the Employment Term, from holding or making investments in securities on a national securities exchange or sold in the over-the-counter market provided such investments do not exceed in the aggregate 5% of the issued and outstanding capital stock of a corporation which is a competitor within the meaning of this paragraph 9.


10.	Termination of Employment Term.  The Employment Term
and all obligations of the Employer hereunder, except as hereinafter provided, shall be terminated only by and notwithstanding the following any termination of employment shall not terminate any payment obligations included hereunder:

(a)	The death of Employee;

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(b)	the vote of a majority of the disinterested
members of the Board of Directors of the Employer, which determination shall be based upon competent medical evidence, that Employee will be unable to perform the Employee's duties hereunder by reason of injury, illness, or other physical or mental disability after absences for a period or periods aggregating in excess of ninety (90) working days in any 12-month period during the Employment Term hereunder;

(c)	the vote of a majority of the disinterested
members of the Board of Directors of Employer to so remove Employee any time after Employee shall be absent from employment for whatever cause, excluding allowable vacations or sickness and disability, for a period of more than 180 working days in any calendar year;

(d)	the vote of a majority of the disinterested
members of the Board of Directors of Employer determining that Employee has become so intemperate in the use of alcohol or drugs as seriously to interfere with the performance of the Employee's duties under this agreement.

(e)	A bona fide decision by the Employer to
terminate its business and liquidate its assets, not including a sale of substantially all of the assets.

(f)	A vote of a majority of the disinterested
members of Employer's Board of Directors finding
that Employee has:  (1)  breached any of the
substantive provisions of this Agreement; or  (2)
knowingly violated any statute or regulation, or earnings or welfare, or has been grossly negligent or engaged in willful misconduct in the performance of the Employee's duties hereunder;

(g)	The expiration of the Employment term as
provided in Section 1 of this Agreement.

As used herein, the term "Disinterested Director" means any director other than the Employee, should the Employee than be a director of the Employer and the term "cause" means, the occurrence of any circumstances set forth in clauses a, b, c, d, and of Section 10.

Notwithstanding anything contained herein to the contrary, in the event the Employee, during the Employment Term, becomes totally and permanently disabled, and such disability is not the result of the intemperate use of drugs or alcohol, then the Employee will pay to the Employee a disability benefit equal to 50% of the Employee's base salary, determined at the time of disability, and payable to the Employee for what would have been the remaining term of this Agreement, provided however that this disability benefit will in any event, terminate upon the Employee's death.

11.	Indemnification.  Throughout the Term of Employment, Company
shall obtain and maintain in force and effect a policy of Directors and Officers Liability Insurance, naming Employee as an additional insured. The terms and policy limits of said insurance shall be determined by the Company in its discretion. Notwithstanding the foregoing, throughout the Term of Employment, Employee shall be indemnified by the Company in accordance with the terms of Company's By-Laws.

12. Notices. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if served

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personally on the party to whom notice is to be
given, or on the third day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid to the address last shown on the payroll records of the Employer.

12.	Miscellaneous Provisions.  This Agreement contains
the entire Agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings. The section headings throughout this Agreement are for convenience and reference only, and shall in no way be deemed to define, limit, or add to the meaning of any provision of this Agreement. This Agreement and any provision hereof, may not be waived, changed, modified, or discharged orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, or discharge is sought. Except as otherwise expressly provided herein, no waiver of any covenant, condition, or provision of this Agreement shall be deemed to have been made unless expressly in writing and signed by the party against whom such waiver is charged; and (i) the failure of any party to insist in any one or more cases upon the performance of any of the provisions, covenants, or conditions, (ii) the acceptance of performance of the breach or failure of a covenants, or conditions of this Agreement or to exercise any option herein contained shall not be construed as a waiver by any party of one breach by another party shall be construed as a waiver with respect to any other or subsequent breach. This Agreement and its application shall be governed by the laws of the State of California. This Agreement shall inure to and be binding upon the heirs, executors, personal representatives, successors and assigns of each of the parties to this Agreement. If any of the provisions of this Agreement shall be held invalid, the remainder of this Agreement shall not be affected thereby.


IN WITNESS WHEREOF, 	  Employer has caused this
Agreement to be executed on its behalf by a duly authorized officer and its corporate seal to be affixed hereto and attested by its Secretary, each of whom has been thereto duly authorized, and Employee has hereunto signed this Agreement, all as of the day and year first written above.


WCollect.com Inc.


\s\ Stewart Irvine			\s\ Andrew Zucker
________________________            ________________________
Stewart Irvine,  Director		Andrew Zucker, Director


EMPLOYEE:

\s\ Stewart Irvine
_________________________
Stewart Irvine